As filed with the Securities and Exchange Commission on March 20, 1997
                                                          Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                      CENTRAL TRACTOR FARM & COUNTRY, INC.
             (Exact name of registrant as specified in its charter)
                          -----------------------------
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
            DELAWARE                            5200                             42-1425562
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)         Classification Code)
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                              3915 Delaware Avenue
                           Des Moines, Iowa 50316-0330
                                 (515) 266-3101
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          -----------------------------

                               James T. McKitrick
                      CENTRAL TRACTOR FARM & COUNTRY, INC.
                              3915 Delaware Avenue
                           Des Moines, Iowa 50316-0330
                                 (515) 266-3101
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          -----------------------------
                                   Copies to:

       Alexander A. Notopoulos, Jr., Esq.            Kirk A. Davenport, Esq.
            SULLIVAN & WORCESTER LLP                     LATHAM & WATKINS
             One Post Office Square                      885 Third Avenue
           Boston, Massachusetts 02109               New York, New York 10022
                 (617) 338-2800                           (212) 906-1200

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /x/ File No. 333-19613

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
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                         CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities  Amount to be           Proposed Maximum             Proposed Maximum         Aggregate Amount of
       to be Registered             Registered        Offering Price Per Unit      Aggregate Offering Price       Registration Fee
---------------------------------  ------------       -----------------------      ------------------------     -------------------

     Senior Notes Due 2007          $5,000,000               $1,000.00                    $5,000,000                   $1,515.15
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                        --------------------------------

Incorporation by Reference of Registration Statement on Form S-1, File No. 333-19613.

         Central Tractor Farm & Country, Inc. (the "Company") hereby incorporates by reference into this Registration Statement on Form S-1 in its entirety Registration Statement on Form S-1 (File No. 333-19613) declared effective on March 20, 1997 by the Securties and Exchange Commission (the "Commission"), including each of the exhibits filed by the Company with the Commission and incorporated or deemed to be incorporated by reference therein.

         In addition, the exhibits listed in the Index to Exhibits are included within this Registration Statement.








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




                                INDEX TO EXHIBITS


Exhibit No.           Document Description                   Sequential Page No.

5.1            Opinion of Sullivan & Worcester LLP
23.1           Consent of Ernst & Young LLP
23.2           Consent of Sullivan & Worcester LLP (included in
               Exhibit 5.1 to this Registration Statement)
23.3           Consent of John W. Childs
23.4           Consent of Jerry D. Horn
23.5           Consent of Steven G. Segal
23.6           Consent of Adam L. Suttin
23.7           Consent of Jeffrey B. Swartz
23.8           Consent of William E. Watts
23.9           Consent of Habib Y. Gorgi







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



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Central Tractor Farm & Country, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on this 20th day of March, 1997.

                                         CENTRAL TRACTOR FARM & COUNTRY, INC.


                                         By: /s/ James T. McKitrick
                                                James T. McKitrick, President
                                                and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of Central Tractor Farm & Country, Inc. hereby severally constitutes and appoints James T. McKitrick and Dean Longnecker and each of them, to sign for him, and in his name in the capacity indicated below, such Registration Statement on Form S-1 and any and all amendments thereto, including without limitation any registration statements or post-effective amendment thereof filed under and meeting the requirements of Rule 462(b) under the Securities Act, hereby ratifying and confirming our signatures as they may be signed by our attorneys to such Registration Statement and any and all amendments thereto.

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

/s/ James T. McKitrick             President and Chief Executive Officer, Director              March 20, 1997
James T. McKitrick                 (Principal Executive Officer)


/s/ Dean Longnecker                Executive Vice President of Finance, Director                March 20, 1997
Dean Longnecker                    (Principal Financial and Accounting Officer)


/s/ Steven G. Segal                Director                                                     March 20, 1997
Steven G. Segal


/s/ Adam L. Suttin                 Director                                                     March 20, 1997
Adam L. Suttin

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